Filed Pursuant to Rule 424(b)(3)
Registration No. 333-284135

and Registration No. 333-284997

PROSPECTUS SUPPLEMENT NO. 2

(TO PROSPECTUS DATED FEBRUARY 18, 2025)

2,260,000 UNITS

EACH UNIT CONSISTING OF

ONE SHARE OF COMMON STOCK,

ONE SERIES C WARRANT TO PURCHASE ONE

SHARE OF COMMON STOCK AND ONE SERIES D

WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK*

22,146,750 PRE-FUNDED UNITS

EACH PRE-FUNDED UNIT CONSISTING OF

ONE PRE-FUNDED WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK,

ONE SERIES C WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

AND ONE SERIES D WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK*

119,773,750* SHARES OF COMMON STOCK UNDERLYING THE SERIES C WARRANTS, THE
SERIES D WARRANTS AND THE PRE-FUNDED WARRANTS

LogicMark, Inc.

This prospectus supplement amends and supplements the prospectus, dated February 18, 2025, as supplemented or amended from time to time (the “Prospectus”), which forms a part of the Registration Statement on Form S-1, as amended (No. 333-284135), and the Registration Statement on Form S-1MEF (No. 333-28997) of LogicMark, Inc., a Nevada corporation (the “Company”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on March 21, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale by the Company of an aggregate of 2,260,000 units (“Units”) consisting of: (i) 2,260,000 shares of common stock, par value $0.0001 per share (the “Common Stock”); (ii) Series C warrants to purchase up to 2,260,000 shares of Common Stock (the “Series C Warrants”), and (iii) Series D warrants to purchase up to 2,260,000 shares of Common Stock (the “Series D Warrants”, and collectively with the Series C Warrants, the “Warrants”); and (y) 22,146,750 pre-funded units of the Company (the “Pre-Funded Units”), consisting of (i) pre-funded common stock purchase warrants exercisable for up to 22,146,750 shares of Common Stock (the “Pre-Funded Warrants”), (ii) Series C Warrants exercisable for up to 22,146,750 shares of Common Stock and (iii) Series D Warrants exercisable for up to 22,146,750 shares of Common Stock, pursuant to the Registration Statement and securities purchase agreements, each dated February 18, 2025, between the Company and each of the purchasers signatory thereto.

*	Each Series C Warrant, upon exercise at a price of $0.59 per share (100% of the public offering price of the Unit), and Each Series D Warrant, upon exercise at a price of $0.885 per share (150% of the public offering price of the Unit), will result in the issuance of one share of Common Stock to the holder of such Warrant; provided, however, that the Series D Warrants also contain an alternative cashless exercise provision, by which such exercising holder will have the right at any time upon receipt of Stockholder Approval and the filing of an Amendment (each as defined in the Prospectus) to receive three (3) shares of Common Stock for each Series D Warrant they exercise, without any cash payment to the Company.

The Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “LGMK.” The last reported closing price for the Common Stock on Nasdaq on March 20, 2025 was $0.1498 per share.  On November 18, 2024, the Company effected a one-for-twenty-five reverse stock split (the “Common Stock Reverse Stock Split”) of all of our outstanding shares of Common Stock. Unless the context expressly indicates otherwise, all references to share and per share amounts referred to herein reflect the amounts after giving effect to the Common Stock Reverse Stock Split.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of the Prospectus, as well as other information included in the Prospectus, to read about factors you should consider before investing in our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 21, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2025 (March 20, 2025)

LogicMark, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36616	46-0678374
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 Diode Lane Louisville, KY	40299
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 442-7911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LGMK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 20, 2025, LogicMark, Inc., a Nevada corporation (the “Company”, “we”, “us” or “our”), received a written notification (the “Notice”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company was not in compliance with its Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”) because the Company’s closing bid price for its common stock, par value $0.0001 per share (the “Common Stock”), had closed below $1.00 per share for the prior thirty (30) consecutive business days. Pursuant to the Notice, normally a Nasdaq-listed company would be afforded a 180-calendar day period to demonstrate compliance with the Minimum Bid Price Requirement. However, due to a recent rule change modifying the delisting process for certain listed stocks that fail to maintain compliance with the Minimum Bid Price Requirement, the Company is not eligible for such a compliance period under amended Listing Rule 5810(c)(3)(A) due to the fact that the Company has effected (i) a reverse stock split over the prior one-year period and (ii) one or more reverse stock splits of the Common Stock over the prior two-year period with a cumulative ratio of 250 shares or more to one. As a result, the Notice states that the Common Stock will be delisted from the Nasdaq Capital Market on March 31, 2025, unless the Company appeals the Staff’s determination to a hearings panel (the “Panel”) by March 27, 2025.

The Company has requested a hearing before the Panel to appeal the Notice and to address compliance with the Minimum Bid Price Requirement, which hearing date has not been set as of the date of this Current Report on Form 8-K (this “Form 8-K”). While the appeal process is pending, the suspension of trading of the Common Stock will be stayed and the Common Stock will continue to trade on the Nasdaq Capital Market until the hearing process concludes and the Panel issues a written decision.

The Company has been diligently working on a plan to regain and maintain compliance with the Minimum Bid Price Requirement. However, there are no assurances that the Company will be able to regain or maintain compliance with the Minimum Bid Price Requirement or any other listing standards of Nasdaq, that the Nasdaq Panel will grant the Company any extension of time to regain compliance with the Minimum Bid Price Requirement or any other of its listing requirements, or that any such appeal to the Panel will be successful, as applicable.

Cautionary Statement Regarding Forward-Looking Statements

This Form 8-K contains forward-looking statements. Such forward-looking statements include, but are not limited to, statements that express the Company’s intentions, beliefs, expectations, strategies, predictions or any other statements related to the Company’s future activities, or future events or conditions, including those related to future compliance with the Minimum Bid Price Requirement, which can be identified by terminology such as “may,” “will,” “expects,” “anticipates,” “aims,” “potential,” “future,” “intends,” “plans,” “believes,” “estimates,” “continue,” “likely to” and other similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are not historical facts and are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict, many of which are beyond the Company’s control, including risks related to the Company’s ability to regain and maintain compliance with Nasdaq listing standards, the Company’s ability to be successful in its appeal of the Staff’s determination to the Panel and obtain a compliance period, the Company’s ability to take actions that may be required for its continued listing on Nasdaq, the Company’s current liquidity position and the need to obtain additional financing to support ongoing operations, and other risks that may be included in the periodic reports and other filings that the Company files from time to time with the U.S. Securities and Exchange Commission. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements. Any forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this Form 8-K, except as required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2025	LogicMark, Inc.

	By:	/s/ Mark Archer
	Name:	Mark Archer
	Title:	Chief Financial Officer

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